Exhibit 3.67

(FORMING A CORPORATION FOR PROFIT)

ARTICLES OF INCORPORATION

OF

STEINWAY CAPITAL CORP.

The undersigned, for the purpose of forming a corporation for profit pursuant to the laws of the State of Florida, hereby makes, subscribes, acknowledges and files the following articles of incorporation:

ARTICLE 1

The name of this corporation shall be: Steinway Capital Corp.

ARTICLE 2

This corporation shall have the authority to engage in any activity or business permitted under the laws of the United States and of the State of Florida.

ARTICLE 3

This corporation is authorized to issue two hundred million (200,000,000) shares of common stock, $.0001 par value.

Each share of common stock of this corporation shall entitle the holder of record thereof to one vote upon each proposal presented at lawful meetings of the stockholders. No holder of common stock of this corporation shall be entitled to any right of cumulative voting.

ARTICLE 4

The initial registered agent and the street address of the initial registered office of this corporation is:

Philip B. Schwartz, Esq.

c/o Finley, Kumble, Wagner, Heine,

Underberg, Manley, Myerson & Casey

Suite 1000, Sun Bank Building

777 Brickell Avenue

Miami, FL 33131

ARTICLE 5

This corporation shall have three (3) directors initially. The number of directors may be increased or decreased from time to time in accordance with the bylaws of the Corporation, but shall never be less than one. The name and address of each initial director is:

Name	Address
Patrick J. McEnany	8600 N.W. South River Drive Miami, FL 33166

Paul J. Hicks	8600 N.W. South River Drive Miami, FL 33166

Robert D. Goldstein	919 Third Avenue New York, NY 10022

ARTICLE 6

The name and street address of the incorporator is: Philip B. Schwartz, Esq., 777 Brickell Avenue, Suite 1000, Miami, Florida 33131

ARTICLE 7

The Corporation shall indemnify and insure its officers and directors to the fullest extent permitted bylaw either now or hereafter.

THE UNDERSIGNED hereby declares and certifies that the facts herein stated are true and, accordingly, he has, this day of June, 1987, executed these Articles of Incorporation.

Philip B. Schwartz

STATE OF FLORIDA	)
	)	SS
COUNTY OF DADE	)

The foregoing instrument was acknowledged before me this 1st day of June, 1987, by Philip B. Schwartz.

NOTARY PUBLIC, State of Florida at Large

My Commission Expires:

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF STEINWAY CAPITAL CORP.

The undersigned, PATRICK J. McENANY, President, and PAUL F. HICKS, Secretary, of STEINWAY CAPITAL CORP., a Florida corporation, hereby certify that the following resolutions were adopted by the shareholders of the corporation as of the 21st day of April, 1988:

RESOLVED, That Article 3 of the Articles of Incorporation of STEINWAY CAPITAL CORP. be amended to read as follows:

“ARTICLE 3

The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, “Common Stock” and “Preferred Stock”; the total number of shares which the Corporation shall have authority to issue is 201,000,000; the total number of authorized shares of Common Stock shall be 200,000,000 and each such share shall have a par value of $.0001; and the total number of authorized shares of Preferred Stock shall be 1,000,000 and each such share shall have a par value of $.01.

Each outstanding share of Common Stock, regardless of class, shall be entitled to one (1) vote on each matter submitted to a vote at lawful meetings of shareholders. No holder of Common Stock of this corporation shall be entitled to any right of cumulative voting.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

The One Million (1,000,000) shares of Common Stock of the corporation, .0001 par value, issued and outstanding immediately prior to the time this amendment becomes effective shall be and are hereby automatically reclassified and changed (without any further act) into Two Million Five Hundred Thousand (2,500,000) fully-paid and non-assessable shares of the Common Stock of the Company, .0001 par value, without increasing or decreasing the amount of stated capital or surplus of the Company,”

IN WITNESS WHEREOF, the undersigned have signed these Articles of Amendment this 27th day of April, 1988, and have affixed the corporate seal hereto.

(CORPORATE SEAL)	STEINWAY CAPITAL CORP.

By:
PATRICK J. McENANY, President

ATTEST:

By:
PAUL F. HICKS, Secretary

STATE OF FLORIDA	)
	)	SS
COUNTY OF DADE	)

The foregoing instrument was acknowledged before me this 27th day of April, 1988, by PATRICK J. McENANY, as President of STEINWAY CAPITAL CORP., a Florida Corporation, on behalf of the Corporation.

Notary Public, State of Florida

My commission expires: